Exhibit 10.4

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (this “Agreement”) is entered into as of December 31, 2022 (the “Effective Date”) by, between, and among, and for the benefit of each of, the following parties:

i.	UPD Holding Corp., a Nevada corporation (“UPDC”);
ii.	Vital Behavioral Health Inc., a Nevada corporation (“VBHI”, together with UPDC, the “UPDC Parties”);
iii.	Gary Plichta, a Florida resident (“Plichta”);
iv.	Property Resources Associates, LLC, a Florida limited liability company (“PRA”, together with Plichta, the “Plichta Parties”); and
v.	Each of their accountants, legal counsel, predecessors, successors, heirs, agents, representatives, parents, subsidiaries, spouses, and affiliates.

Each of the foregoing parties may hereinafter be referred to each as a “Party” and, collectively, as the “Parties”.

The term “affiliate” means a person that, directly or indirectly, controls, is controlled by, or is under common control with a Party. The term “control” means the power or authority, directly or indirectly, to direct or cause the direction of the affairs or management of a person. The term “person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, or other entity of any kind.

TO ALL WHOM THESE PRESENTS WILL COME OR MAY CONCERN, know that, in exchange for the mutual promises and agreements contained herein and the following valuable consideration:

Three Thousand Seven Hundred (3,700) shares of common stock, $0.001 par value, of VBH Kentucky Inc., a Nevada corporation, to be assigned from VBHI to Afgin Investments, LLC, a Florida limited liability company, pursuant to an Assignment of Stock of even date herewith;

the Parties do hereby release, waive, and forever discharge one another of and from any and all manner of actions, causes of actions, claims, suits, debts, demands, judgments, agreements, and/or obligations of any nature whatsoever, at law or in equity, whether known or unknown, suspected, or asserted, matured or unmatured, accrued or unaccrued, direct or indirect, which it ever had, now has, or which it hereafter can, will, or may have, or claim to have, for or by reason of any cause, matter, event, occurrence, or thing whatsoever from the beginning of time to the Effective Date asserted in or which could have been asserted by the Parties or any third party in relation to the mutual business dealings and personal interactions of the Parties, or in any mediation, arbitration, administrative or regulatory proceeding, tribunal, or court of law arising out of or connected with, directly or indirectly, any dealings, contracts, agreements, transactions, events, or other activities by, between, or among the Parties or any third party.

The Parties agree to execute and deliver all documents, provide all information, and take or forbear from taking any and all actions as may be necessary or appropriate to achieve the purposes of this Agreement. Further, the Plichta Parties will jointly and severally indemnify and hold harmless each of the UPDC Parties and their affiliates from any direct damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from: (i) any third-party claims, debts, and other business and personal liabilities of any of the Plichta Parties; (ii) any tax or insurance liability of any kind owed or incurred by or for the benefit of any of the Plichta Parties; and (iii) any breach of this Agreement by any of the Plichta Parties or their affiliates; each from the beginning of time, through the Effective Date, and in perpetuity.

Each Party hereby agrees to safeguard and hold confidential from disclosure to unauthorized parties all non-public information relating to this Agreement and the mutual business dealings of the Parties. For purposes of the foregoing, only officers, directors, and employees of either Party or its affiliates, including accountants, auditors, and attorneys, will be authorized parties on a ‘need to know’ basis consistent with their respective positions, legal obligations, and responsibilities. Each Party agrees that it will not make any statements or representations or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage any Party, its affiliates, or their respective officers, directors, employees, advisors, businesses, or reputations. Notwithstanding the foregoing, nothing in this Agreement will preclude a Party from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

Each Party further agrees that: (i) no Party has made any representations or warranties to any other Party concerning the terms, enforceability, and implications of this Agreement; (ii) it has had a full and fair opportunity to consult with legal counsel or other advisers of its own choosing concerning the terms, enforceability, and implications of this Agreement; (iii) it has had a full and fair opportunity to review, comment, and make compromise revisions to this Agreement; (iv) this Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada without giving effect to the conflicts of laws principals thereof; (v) it hereby submits to the jurisdiction and venue of the courts located in Washoe County, Nevada, for purposes of any arbitration or litigation related to this Agreement; (vi) each provision of this Agreement is severable, and the unenforceability or invalidity of any provision of this Agreement will not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that each Party will use reasonable efforts to give effect to the economic or other intended purpose of any provision that is unenforceable or invalid; (vii) this Agreement may be executed in counterparts, each of which when executed and delivered will be deemed an original, but all of which will constitute one and the same instrument; and (viii) this Agreement may be executed by original, facsimile, and electronic signatures, each of which when affixed will be deemed to be an original that is enforceable against the executing Party.

Subject to any limitations of applicable law or as otherwise provided herein, this Agreement will continue in full force and effect from the Effective Date until the end of time and to the bounds of the universe unless earlier terminated by the written agreement of the Parties, or any of them; provided, however, that no termination will be binding upon any non-terminating Party.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

UPD HOLDING CORP.	VITAL BEHAVIORAL HEALTH INC.

By:	By:
Name: Mark W. Conte Title: Chief Executive Officer	Name: Mark W. Conte Title: Authorized Signatory

PROPERTY RESOURCES ASSOCIATES, LLC	GARY PLICHTA

By:	By:
Name: Gary Plichta Title: Manager	Name: Gary Plichta Title: an individual

Reviewed, acknowledged, and agreed by:

AFGIN INVESTMENTS, LLC

By:
Name: Christina Plichta Title: Authorized Signatory